UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CHINA WATER AND DRINKS INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-2304161
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

18th Floor, Development Centre Building, RenMinNan Road
Shenzhen City, PRC	518001
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 per share
(Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

The Registrant’s current authorized capital stock consists of 150,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), of which 94,521,394 shares were issued and outstanding as of September 14, 2007.

Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Registrant’s stockholders. When a dividend is declared by the Board of Directors of the Registrant, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All issued shares of Common Stock are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of Common Stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon issuance of these shares.

Item 2.    Exhibits.

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHINA WATER AND DRINKS INC.

Date: September 14, 2007	By: /s/ Chen Xing Hua
Name: Chen Xing Hua
Title: Chief Executive Officer